Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-09873, 333-82357, and 333-106129) and Registration Statements on Form S-3 (Nos. 333-04298, 333-28129, 333-82455, 333-88211, 333-87774, 333-104677, 333-106207, and 333-121312), of our reports dated March 16, 2005, relating to the consolidated financial statements of KFx, Inc. and management’s report on the effectiveness of internal control over financial reporting of KFx Inc., appearing in this Annual Report on Form 10-K of KFx Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Denver, CO
March 16, 2005